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                       December 27, 2023

       Julie Zeiler
       Chief Financial Officer
       IRobot Corporation
       8 Crosby Drive
       Bedford , MA 01730

                                                        Re: IRobot Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 001-36414

       Dear Julie Zeiler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing